Exhibit 4(c)(iv)(1)

EXECUTION COPY

BROADWING INC.

As Issuer

6¾% Convertible Subordinated Notes due 2009

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 26, 2003

Supplementing the Indenture dated as of July 21, 1999, between Broadwing Inc. (f/k/a Cincinnati Bell Inc.), as Issuer, and The Bank of New York, as Trustee

THE BANK OF NEW YORK

As Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of March 26, 2003, among Broadwing Inc. (f/k/a Cincinnati Bell Inc.), an Ohio corporation (the “Company”), The Bank of New York (the “Trustee”), as Trustee under the Indenture referred to herein, and the Holders of the Notes listed on the signature pages hereto.

WHEREAS the Company and the Trustee heretofore executed and delivered an Indenture dated as of July 21, 1999 (the “Indenture”), in respect of the Company’s $400 million aggregate original issue price of 6¾% Convertible Subordinated Notes due 2009 (the “Notes”);

WHEREAS the Company and Oak Hill Capital Partners, L.P., OHCP Ocean I, LLC, OHCP Ocean III, LLC, OHCP Ocean IV, LLC, OHCP Ocean V, LLC, Oak Hill Securities Fund, L.P., Oak Hill Securities Fund II, L.P. and OHCP AIV I, L.P. (collectively, the “Oak Hill Purchasers”) heretofore executed and delivered an Investment Agreement dated as of July 21, 1999 (the “Investment Agreement”);

WHEREAS Section 9.2 of the Indenture provides that the Company and the Trustee may amend the Indenture with the consent of the Holders of not less than 51% in aggregate Accreted Value (as defined in the Indenture) of the Notes then outstanding;

WHEREAS Section 15.5 of the Investment Agreement provides that the Company may amend the Investment Agreement with the consent of the Holders of at least 51% of the aggregate Accreted Value of the Notes then outstanding;

WHEREAS the Company desires to amend certain provisions of the Indenture and the corresponding provisions in the Investment Agreement, as set forth in Article I hereof;

WHEREAS the Holders of not less than 51% in aggregate Accreted Value of the Notes outstanding have consented to the amendments effected by this Supplemental Indenture; and

WHEREAS this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

Amendments

SECTION 1.1.  Amendments to Indenture effective to amend corresponding provisions of Investment Agreement.  The amendments to the Indenture set forth in this Article I shall be effective to amend the corresponding provisions contained in the Investment Agreement.

SECTION 1.2.  Amendments to Section 1.1.  (a)  Amendment to definition of “Accreted Value.”  Clause (i) of the definition of “Accreted Value” is hereby deleted in its entirety and replaced with the following:

“(i)  If the specified date occurs on one or more of the following dates (each a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
January 21, 2000	$1,033.75
July 21, 2000	1,068.64
January 21, 2001	1,104.71
July 21, 2001	1,141.99
January 21, 2002	1,180.53
July 21, 2002	1,220.37
January 21, 2003	1,261.56
July 21, 2003	1,313.29
January 21, 2004	1,372.38
July 21, 2004	1,434.14
January 21, 2005	1,450.28
July 21, 2005	1,466.59
January 21, 2006	1,483.09
July 21, 2006	1,499.77
January 21, 2007	1,516.65
July 21, 2007	1,533.71
January 21, 2008	1,550.96
July 21, 2008	1,568.41
January 21, 2009	1,586.06
July 21, 2009	1,603.90

Notwithstanding the foregoing, if the Company, pursuant to Section 2.6, elects the Cash Interest Option, the Accreted Value of the Notes on that Semi-Annual Accrual Date and all subsequent Semi-Annual Accrual Dates shall be reduced by the amount of any such Optional Cash Pay Interest payments.”

(b)  Amendment to definition of “Change of Control”.  (i)    Clause (iii) of the definition of the “Change of Control” is hereby amended by inserting the following at the end of such clause (iii):

“provided that neither the sale of the operating assets of certain Subsidiaries of BCI (the “BCI Sale”) pursuant to the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003, by and between Broadwing Communications Services Inc.,

Broadwing Communications Services of Virginia, Broadwing Communications Real Estate Services LLC, Broadwing Services LLC, IXC Business Services LLC, Broadwing Logistics LLC, Broadwing Telecommunications, Inc., IXC Internet Services, Inc. and MSM Associates, Limited Partnership, on the one side, and C III Communications, LLC and C III Communications Operations, LLC (the “BCI Purchasers”), on the other side, nor any other sale of the operating assets of BCI and/or its Subs as they are constituted on the 16% Notes Closing Date shall constitute a sale of substantially all of the Company’s assets;”

(ii)  Clause (iv) of the definition of “Change of Control” is hereby deleted in its entirety and replaced with the following:

“(iv) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 45% of either the total economic value of the Company’s outstanding Capital Stock or the total voting power of the Voting Securities of the Company;”

(c)  Amendment to definition of “Full Accretion Date.”  The definition of “Full Accretion Date” is hereby deleted in its entirety and replaced with:  “Full Accretion Date” means July 21, 2009.”

(d)  Insertion of new definitions.  The following new definitions are hereby inserted into Section 1.1 in appropriate alphabetical order:

“ “Acquired Debt” means, with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Debt Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Adjusted EBITDA” means for the applicable period of measurement of the Company and its Restricted Subsidiaries, (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures of the Company and its Restricted Subsidiaries for such period, on a consolidated basis.

“Alternative Mezzanine Debt” is defined in Section 5(1) of the 16% Notes Purchase Agreement.

“Amended Credit Agreement” means the Amendment and Restatment of the Credit Agreement, dated as of November 9, 1999, as amended and restated as of January 12, 2000 and as of the date hereof, as amended, by and among the Company, BCSI, the lenders party thereto from time to time, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent and certain other agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement or agreements may be amended (including any amendment and restatement thereof), restated, supplemented, replaced, restructured, waived, Refinanced or otherwise modified from time to time, including any amendment, supplement, modification or agreement adding Subs of the Company as additional borrowers or guarantors thereunder or extending the maturity of, Refinancing, replacing or otherwise restructuring all or any portion of the Debt under such agreement or any successor or replacement agreement, and whether by the same or any other agent, lender or group of lenders or one or more agreements, contracts, indentures or otherwise; provided that, in no event may such agreement be amended (including any amendment and restatement thereof), supplemented, replaced, restructured, Refinanced or otherwise modified to increase the amount of borrowings permitted to be Incurred pursuant to Section 4.17(b)(vii).

“Applicable Capital Lease Amount” means $41,300,000 as of September 30, 2002, which amount shall increase by $30,000,000 on the 16% Notes Closing Date and on December 31, 2003 and by $15,000,000 on December 31, 2004, up to a maximum aggregate amount of $116,300,000.

“Asset Disposition” means the disposition by the Company or any Restricted Subsidiary of the Company whether by sale, issuance, lease (as lessor (other than under operating leases)), transfer, loss, damage, destruction, condemnation or other transaction (including any merger or consolidation) or series of related transactions of any of the following: (a) any of the Capital Stock of any of the Company’s Restricted Subsidiaries, (b) all or substantially all of the assets of the Company or any of its Restricted Subsidiaries (it being understood and agreed that the disposition of the BCI Group or any assets of the BCI Group does not constitute a disposition of all or substantially all of the assets of the Company or any of its Restricted Subsidiaries) or (c) any other assets of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, Asset Dispositions shall be deemed not to include (i) a transfer of assets by (x) the Company to a Wholly Owned Restricted Subsidiary of the Company, or by a Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company or (y) the Company or a Restricted Subsidiary to CBW; provided that the aggregate amount of all such transfers to CBW shall not exceed 5% of Consolidated Total Assets, (ii) an issuance of Capital Stock by a Sub of the Company to the Company or to a Restricted Subsidiary of the Company, (iii) a Restricted Payment that is permitted by the provisions of Section 5.02 of the 16% Notes Indenture as in effect on the 16% Notes Closing Date, (iv) a Permitted Investment (as defined in the 16% Notes Indenture as in effect on the 16% Notes Closing Date), (v) any conversion of Cash Equivalents into cash or any other form of Cash Equivalents, (vi) any foreclosure on assets, (vii) sales or dispositions of past due accounts receivable or notes receivable in the Ordinary Course of Business, (viii) transactions permitted under Article 10 hereof, (ix) grants of credits and allowances in the Ordinary Course of Business, (x) operating leases or the sublease of real or personal property or licenses of intellectual property, in each case, on commercially reasonable terms entered into in the Ordinary Course of Business, (xi) trade-ins or exchanges of equipment or other fixed assets, (xii) the sale and leaseback of any assets within 180 days of the acquisition thereof, (xiii) sales of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer either used or useful in the business of the Company or its Subs, (xiv) dispositions of inventory in the Ordinary Course of Business; (xv) the disposition of cash or investment securities in the ordinary course of management of the investment portfolio of the Company and its applicable Subs; (xvi) any sale of CBW Assets; (xvii) sales of assets with a fair market value of less than $250,000; or (xviii) sales of other assets with a fair market value not to exceed $10,000,000 in the aggregate in any fiscal year.

“Asset Sale Offer” has the meaning assigned to that term in Section 4.19(a).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the implicit rate of interest borne by the 16% Notes including any pay-in-kind interest and amortization discount) determined in accordance with GAAP of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“BCI” means Broadwing Communications Inc., a Delaware corporation.

“BCI Group” means BCI and its Subs.

“BCI Purchasers” has the meaning assigned to that term in the definition of “Change of Control.”

“BCI Sale” has the meaning assigned to that term in the definition of “Change of Control.”

“BCSI” means Broadwing Communications Services Inc., a Sub of BCI.

“Board” means, as to any Person, the board of directors, the board of advisors (or similar governing body) of such Person.

“Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subs for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subs.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Capital Stock” of any Person means any and all shares, interests, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock but excluding any debt securities including those convertible into such equity.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date of acquisition and, issued by a corporation organized under the laws of the United States that has a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) time deposits maturing no more than thirty (30) days from the date of creation, certificates of deposit, money market deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital, surplus and undivided profits of not less than $250,000,000; (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (iii) above; (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation and having combined capital and surplus of not less than $250,000,000; and (vi) other money market accounts or mutual funds which invest primarily in the securities described above.

“Cash Interest Option” has the meaning assigned to that term in Section 2.6.

“Cash Interest Option Date” has the meaning assigned to that term in Section 2.6.

“Cash Pay Interest” has the meaning assigned to that term in Section 2.6.

“CBT” means Cincinnati Bell Telephone Company, an Ohio corporation.

“CBT Assets” means any assets of CBT (including Capital Stock of the Subs of CBT) and any of its Subs (including Capital Stock of the Subs of such Subs). To the extent any CBT Asset is transferred to another Restricted Subsidiary of the Company in a transaction that does not constitute an Asset Disposition, such asset shall remain a CBT Asset for purposes of this Indenture.

“CBW” means Cincinnati Bell Wireless LLC, an Ohio limited liability company.

“CBW Assets” means any assets of CBW Co. (including Capital Stock of the Subs of CBW and Spectrum Assets) and any of its Subs (including Capital Stock of the Subs of such Subs) but, for the avoidance of doubt, excluding all CBT Assets. To the extent any CBW Asset is transferred to another Restricted Subsidiary of the Company in a transaction that does not constitute an Asset Disposition, such asset shall remain a CBW Asset for purposes of this Indenture.

“CBW Co.” means Cincinnati Bell Wireless Company, an Ohio corporation.

“Centralized Cash Management System” means the cash management system referred to in Section 5.02(f)(ix) of the Amended Credit Agreement as in effect on the 16% Notes Closing Date and described on Schedule 5.01(r) thereof.

“Consolidated” or “consolidated” (including the correlative term “consolidating”) or on a “consolidated basis,” when used with reference to any financial term in this Indenture (but not when used with respect to any Tax Return or tax liability), means the consolidation for two or more Persons of the amounts signified by such term for all such Persons, with intercompany items eliminated in accordance with GAAP.

“Consolidated Adjusted Debt” means the sum of (a) Debt of the Company and its Restricted Subsidiaries (exclusive of Debt under the Notes and Debt referred to in clauses (iv) (unless such Debt is required to be recorded as liability on the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP) and (viii) of the definition thereof) determined on a consolidated basis in accordance with GAAP, plus (b) the amount of reserves of the Company and its Restricted Subsidiaries then outstanding in excess of $35,000,000 against any income tax liabilities.

“Consolidated Adjusted Debt to Adjusted EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) Adjusted EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Company and its Restricted Subsidiaries are, or should have been, available in accordance with the Transaction Documents.

“Consolidated EBITDA” means for the applicable period of measurement, the Consolidated Net Income of the Company and its Restricted Subsidiaries on a consolidated basis, plus, without duplication, the following for the Company and its Restricted Subsidiaries to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item) less other non-cash items increasing Consolidated Net Income (excluding any such noncash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (vi) charges taken in accordance with SFAS 142, plus (vii) all net cash extraordinary losses less net cash extraordinary gains, plus (vii) all restructuring charges set forth on Schedule 1.1 (a) to the 16% Notes Indenture on the 16% Notes Closing Date.

“Consolidated EBITDA to Consolidated Interest Ratio” means as of any date of determination the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Company and its Restricted Subsidiaries are, or should have been, available in accordance with the Transaction Documents.

“Consolidated Interest Expense” means for the applicable period of measurement of the Company and its Restricted Subsidiaries on a consolidated basis, the aggregate interest expense for such period determined in accordance with GAAP (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Company and its Restricted Subsidiaries on a consolidated basis, but excluding all amortization of financing fees and other charges incurred by the Company and its Restricted Subsidiaries in connection with the issuance of Debt.

“Consolidated Net Income” means for any period the net income (or loss) before provision for dividends on Preferred Stock of the Company and its Restricted Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, but excluding, without duplication, the following clauses (a) through (f) to the extent included in the computations thereof: (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries; (b) the income (or loss) of any Person (other than the Company or a Restricted Subsidiary) in which such Person has an interest except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary (which amount shall be included in Consolidated Net Income); (c) the income of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (except to the extent of the amount of dividends or similar distributions actually lawfully paid to the Company or a Restricted Subsidiary); (d) any after tax gains or losses attributable to Asset Dispositions or returned surplus assets of any pension plan; (e) (to the extent not included in clauses (a) through (d) above) (i) any net extraordinary gains or net extraordinary losses or (ii) any net non-recurring gains or non-recurring losses to the extent attributable to Asset Dispositions, the exercise of options to acquire Capital Stock and the extinguishment of Debt; and (f) cumulative effect of a change in accounting principles.

“Consolidated Total Assets” means, as at any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries (excluding, however, for the avoidance of doubt the assets of the BCI Group) prepared in accordance with GAAP most recently delivered to the holders of 16% Notes pursuant to Section 4.02 of the 16% Notes Indenture or Section 9 of the 16% Notes Purchase Agreement.

 “Credit Documents” means the Amended Credit Agreement, any Secured Hedge Agreement that is secured under (and as defined in) the Amended Credit Agreement, and all certificates, instruments, financial and other statements and other documents and agreements made or delivered from time to time in connection therewith and related thereto.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Sub of the Company against fluctuations in currency values.

“Debt” means, with respect to any Person, without duplication: (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money (including, without limitation, Senior Debt); (ii) the principal of and premium (if any) in respect of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Attributable Debt and all Capitalized Lease Obligations of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six (6) months from the date the obligation is Incurred (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business); (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vi) Guarantees and other contingent obligations in respect of Debt referred to in clauses (i) through (v) above and clause (viii) below; (vii) all obligations of any other Person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured; (viii) all obligations under Currency Agreements and all Interest Swap Obligations of such Person; and (ix) all obligations represented by a Disqualified Capital Stock of such Person. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or Asset Disposition), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or Asset Disposition) on or prior to the Stated Maturity of the Notes.

“Distribution Date” means the date on which (a) the Notes become Widely Held or (b) a Positive Credit Event occurs.

“Excess Proceeds” has the meaning assigned to that term in Section 4.18(b).

“Exchange and Registration Rights Agreement” means the Exchange and Registration Rights Agreement dated the date of the 16% Notes Indenture by and among the Company and the 16% Notes Purchasers.

“Exchange Guarantees” means the Guarantees of the 16% Exchange Notes issued in the 16% Notes Registered Exchange Offer.

“Existing Debt” all Debt of the Company and its Restricted Subsidiaries existing as of the 16% Notes Closing Date (after giving effect to the redemption, repurchase, repayment or prepayment of Debt out of the proceeds of the 16% Notes); provided that for purposes of Section 4.17(b), Existing Debt shall not include Debt of the type permitted to be Incurred by Section 4.17(b)(iii) and (v).

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer. Unless otherwise expressly required elsewhere in this Indenture, fair market value will be determined in good faith (i) for transactions involving an aggregate consideration equal to or less than $30,000,000, by a Responsible Officer of the Company, as evidenced, in the case of any such transaction involving consideration greater than $3,000,000, by an Officers’ Certificate and (ii) for transactions involving an aggregate consideration in excess of $30,000,000, by the Board of the Company, as evidenced by a resolution of the Board, and in the case of both clause (i) and (ii), such determination shall be conclusive absent a manifest error.

“Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Company or any of its Subs conducts all or any part of its business, or which properly asserts jurisdiction over any properties of the Company or any of its Subs or (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative functions of any such government.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

“Guarantor” means any Restricted Subsidiary of the Company that has provided a guarantee of the Obligations with respect to the 16% Notes.

“Incur” has the meaning assigned to that term in Section 4.17(a).

“Interest Coverage Test” has the meaning assigned to that term in Section 4.17(a).

“Interest Swap Obligations” means the Obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Leverage Test” has the meaning assigned to that term in Section 4.17(a).

“Lien” means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Maturity”, when used with respect to any 16% Note, means the date on which the principal of such 16% Note becomes due and payable as provided therein or in the 16% Notes Indenture, whether at the 16% Notes Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that the 16% Notes Indenture requires the Company to make).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means cash proceeds actually received by the Company or any of its Restricted Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such sale, issuance, lease, transfer or other disposition (including all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Taxes required to be paid or accrued as a liability under GAAP as a consequence of such sale, lease or transfer), (b) amounts applied to repayment of Debt (other than revolving credit Debt under the Amended Credit Agreement, without a corresponding reduction in the revolving credit commitment) secured by a Lien on the asset or property disposed of, (c) if such Asset Disposition involves the sale of a discrete business or product line, any accrued liabilities of such business or product line required to be paid or retained by the Company or any of its Restricted Subsidiaries as part of such disposition, (d) appropriate amounts to be provided by the Company or a Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with an Asset Disposition and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and benefit liabilities, liabilities related to environmental matters or liabilities under any indemnification obligations associated with such Asset Disposition and (e) all distributions and other payments required to be made to minority interest holders in Subs or joint ventures as a result of such Asset Disposition, but only to the extent required by constituent documents of such Sub or such joint venture.

“Obligations” means all obligations for principal, premium (if any), interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Offer Amount” has the meaning assigned to that term in Section 4.19(c).

“Offer Period” has the meaning assigned to that term in Section 4.19(a).

“Optional Cash Pay Interest” has the meaning assigned to that term in Section 2.6.

“Ordinary Course of Business” means, in respect of any transaction involving the Company or any Restricted Subsidiary of the Company, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith.

“Partial Accretion Date” has the meaning assigned to that term in Section 2.6.

“Permitted Adjustments” means, for the purpose of calculating the Leverage Test and the Interest Coverage Test, pro forma adjustments arising out of events (including cost savings resulting from head count reduction, closure of facilities and similar restructuring charges) which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, which (a) would be permitted by Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC or (b) after the Distribution Date, have been realized or are reasonably expected to be realized within six (6) months following any such transaction; provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial officer and another officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (iii) that any related Incurrence of Debt is permitted pursuant to the Indenture.

“Permitted Asset Swap” means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which the consideration received by the transferor consists of like properties or assets to be used in the business of the Company or its Restricted Subsidiaries in the same or similar manner as such transferred properties or assets; provided that (i) the fair market value (determined in good faith by the Board of the Company) of properties or assets received by the Company or any of its Restricted Subsidiaries in connection with such Permitted Asset Swap is at least equal to the fair market value (determined in good faith by the Board of the Company) of properties or assets transferred by the Company or such Restricted Subsidiary in connection with such Permitted Asset Swap and (ii) the aggregate fair market value of assets transferred by the Company in connection with all Permitted Asset Swaps after the 16% Notes Closing Date does not exceed 10% of Consolidated Total Assets.

“Permitted Refinancing Debt” means any Debt of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to Refinance, other Debt of any such Persons; provided, however, that (i) the principal amount of such Permitted Refinancing Debt does not exceed the principal amount (or, if issued at original issue discount, the aggregate accreted value) plus accrued interest and premium, if any (set forth in the original instrument representing such Debt), of the Debt so exchanged or Refinanced (plus the amount of reasonable fees and expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, at the time of such Refinancing, the Debt being exchanged or Refinanced; (iii) if the Debt being exchanged or Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt being exchanged or Refinanced; (iv) such Permitted Refinancing Debt is Incurred by the Person who is the obligor on the Debt being exchanged or Refinanced; and (v) in the case of Permitted Refinancing Debt in respect of the Notes, such Permitted Refinancing Debt will have an effective yield thereon not exceeding 10% per annum. “Permitted Refinancing Debt” shall not include Debt under the Amended Credit Agreement which may be Refinanced in accordance with the definition thereof.

“Positive Credit Event” means the Company having a long-term (a) senior implied debt rating of at least BB+ from S&P and Bal from Moody’s and (b) subordinated debt rating of at least BB- from S&P and Ba3 from Moody’s; provided that if, after the occurrence of the Positive Credit Event, the Notes are not Widely Held and the Company’s senior implied and subordinated debt ratings have been downgraded below the rating levels set forth in this definition of “Positive Credit Event”, the provisions of this Indenture applicable prior to the Distribution Date shall govern beginning after such ratings downgrade as if the Distribution Date has not occurred, until such time as the Notes become Widely Held or another Positive Credit Event occurs.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation, and shall include the 6-3/4% Convertible Preferred Stock of the Company.

“Purchase Date” has the meaning assigned to that term in Section 4.19(c).

“Purchasers” means GS Mezzanine Partners II, L.P., GS Mezzanine Partners II Offshore, L.P., and any other affiliate of GS Mezzanine Partners II, L.P. who purchases the 16% Notes being issued under the 16% Notes Purchase Agreement on the 16% Notes Closing Date and any other person specified as a Purchaser in Schedule 1 to the 16% Notes Purchase Agreement.

“Refinance” means, in respect of any security or Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Debt in exchange or replacement for, such security or Debt in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Responsible Company Officer” means the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) of the Company or any of its Subs or any other officer, partner or member (or person performing similar functions) of the Company or any of its Subs responsible for overseeing the administration of, or reviewing compliance with, all or any portion of the Indenture and 16% Notes Indenture.

“Restricted Subsidiary” of any Person means any Sub of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the 16% Notes Closing Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Senior Notes” means those certain 7-1/4% Senior Notes due 2023 of the Company issued pursuant to an indenture dated as of July 1, 1993 in the aggregate principal amount of $50,000,000, and any such notes issued in exchange or replacement therefor.

“16% Notes Closing Date” means the date on which the 16% Notes are issued by the Company.

“16% Exchange Notes” means any 16% Notes issued pursuant to the 16% Notes Registered Exchange Offer.

“16% Notes Indenture” means the Indenture dated March 26, 2003 between the Company and The Bank of New York, as trustee.

“16% Notes” means the Company’s Senior Subordinated Discount Notes due 2009 issued pursuant to the 16% Notes Indenture.

“16% Notes Purchase Agreement” means the Purchase Agreement, dated as of December 9, 2002, by and among the Company, GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P.

“16% Notes Registered Exchange Offer” means the Offer by the Company to holders of the 16% Notes to issue and deliver to such holders, in exchange for their 16% Notes, a like aggregate principal amount at Maturity of 16% Exchange Notes registered under the Securities Act.

“16% Notes Stated Maturity” when used with respect to any 16% Note or any installment of interest thereon, means the date specified in the 16% Notes Indenture or such 16% Note as the scheduled fixed date on which the accreted value of such 16% Note or such installment of interest is due and payable and shall not include any contingent obligation to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof.

“Spectrum Assets” means the E-Block spectrum licenses granted by the Federal Communications Commission or any spectrum license owned by CBW Co. or its successor for which the E-Block may be exchanged.

“S&P” means Standard & Poor’s Ratings Service, a division of McGraw-Hill Companies, Inc.

“Sub” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subs of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Sub of such Person or (B) the only general partners of which are such Person or of one or more Subs of such Person (or any combination thereof). Any Person becoming a Sub of the Company after the date of this Supplemental Indenture shall be deemed to have Incurred all of its outstanding Debt on the date it becomes a Sub.

“Subject Transaction” has the meaning assigned to that term in Section 4.17(a).

“Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes, duties or assessments of any kind whatsoever imposed on any Person, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and includes any liability for Taxes of another Person by contract, as a transferee or successor, under Treasury regulation Section 1.1502-6 or analogous state, local or foreign law provision or otherwise.

“Tax Returns” means all reports and returns (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to Taxes.

“Transaction Documents” means the documents listed as Exhibits A through D to the 16% Notes Purchase Agreement.

“Unrestricted Subsidiary” means (i) any member of the BCI Group; provided that after the consummation of the sale of all or substantially all of the assets of BCI’s Subs or the consummation of a confirmed plan of reorganization under Chapter 11 of the Federal Bankruptcy Code with respect to BCI, the Company may designate Broadwing Telecommunications Inc. as a Restricted Subsidiary by written notice to the Trustee and the Holders; (ii) any Sub of a Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of such Person in the manner provided in, and for the purposes of, the 16% Notes Indenture; provided that the Company shall provide written notice to the Trustee and the Holders of any such designation; and (iii) any Sub of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means a Sub of such Person all of the outstanding Capital Stock or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Widely Held” means, with respect to the Notes, that (a) the Oak Hill Purchasers no longer hold more than 50% of the then outstanding aggregate Accreted Value of the Notes (exclusive of Notes then owned directly or indirectly by the Company, or any of its Subs or Affiliates) and (b) the Company (i) reasonably believes after due inquiry the number of beneficial owners (as defined in Rule 13d-3 under the Exchange act) of the Notes (counting for the purpose of this definition all holders that are Affiliates of each other as one beneficial owner) equals or exceeds twenty-five (25) and (ii) if requested by the Holders of more than 50% of the then outstanding aggregate Accreted Value of the Notes (exclusive of Notes then owned directly or indirectly by the Company, or any of its Subs or Affiliates), delivers to the requesting Holders and the Trustee an Officer’s Certificate executed by the Responsible Company Officer describing in reasonable details the grounds for such belief and the procedures used by the Company to count the number of beneficial owners.  For the avoidance of doubt, the Trustee’s obligations under clause (ii) of this definition shall be limited solely to keeping such Officers’ Certificate on file with the Trustee and in no event shall the Trustee be liable for the contents of such Officers’ Certificate nor shall it be required to deliver such Officers’ Certificate to the Holders.”

SECTION 1.3.  Amendment to Section 2.6 (Title and Terms).  The first paragraph of Section 2.6 (Title and Terms) of the Indenture is hereby deleted in its entirety and replaced with the following:

“The Notes shall be known and designated as the 6.75% Convertible Subordinated Notes Due 2009 of the Company.  The Company shall pay cash interest on the Notes at the rate and in the manner specified below.  Prior to July 21, 2004 (the “Partial Accretion Date”), cash interest will not accrue or be payable on the Notes, but the Notes will accrete on a daily basis, compounded semi-annually on January 21 and July 21 of each year, at the rate of 6.75% per annum of the Accreted Value on the Notes from July 21, 1999 through March 26, 2003, at the rate of 9.00% per annum of the Accreted Value on the Notes from March 27, 2003 through the Partial Accretion Date and at the rate of 2.25% per annum of the Accreted Value on the Notes from the Partial Accretion Date through the Full Accretion Date.  On the Partial Accretion Date, the Accreted Value of each $1,000 of original issue price of the Notes will be equal to $1,434.14.  On the Full Accretion Date, the Accreted Value of each $1,000 of original issue price of the Notes will be equal to $1,603.90, as adjusted as described in the definition of the term “Accreted Value” if the Company elects the Cash Interest Option (the “Full Accreted Value”).  From the Partial Accretion Date, interest on the Notes will accrue on $1,393.65 for each $1,000 of original issue price of Notes at the rate of 6.75% per annum (the “Cash Pay Interest”) from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from the Partial Accretion Date.  Beginning on the Partial Accretion Date, the Company, at its option, may elect (the “Cash Interest Option”), on any date following the Partial Accretion Date (the “Cash Interest Option Date”), to pay cash interest (the “Optional Cash Pay Interest”) in lieu of all or any accretion on the Notes since the Partial Accretion Date, in which case the Accreted Value of the Notes shall be adjusted as described in the definition of the term “Accreted Value.”  The Company will pay, in cash, such Cash Pay Interest or Optional Cash Pay Interest, as the case may be, semi-annually, in the case of Cash Pay Interest in arrears, on January 21 and July 21 of each year (each an “Interest Payment Date”), commencing on (x) January 21, 2005, in the case of Cash Pay Interest, or (y) on the Interest Payment Date next succeeding the Cash Interest Option Date, in the case of Optional Cash Pay Interest, or if any such day is not a Business Day on the next succeeding Business Day, to Holders of record at the close of business on the January 6 or July 6 immediately preceding the Interest Payment Date (a “Regular Record Date”), except that interest not so punctually paid or duly provided for, if any, will be paid to the person in whose name each Note is registered as of the close of business on a special record date to be fixed by the Company (a “Special Record Date” and each Regular Record Date and Special Record Date, a “Record Date”), notwithstanding the subsequent cancellation of this Note prior to such Interest Payment Date.  Upon any conversion of the Notes or any portion thereof into Common Stock following the Partial Accretion Date, only if such conversion occurs (x) following notice by the Company of its option to redeem each Note under Section 13.1, (y) in connection with a Change of Control or (z) on or after a Record Date and prior to the applicable Interest Payment Date, the Company will pay, in cash, any accrued and unpaid interest on each Note (or the portion being converted).  All accretions and interest payable with respect to the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.”

SECTION 1.4.  Amendments to Article 4.  (a)  Insertion of new Section 4.17 (Incurrence of Debt and Issuance of Preferred Stock).  A new Section 4.17 (Incurrence of Debt and Issuance of Preferred Stock) is hereby inserted immediately following Section 4.16 (Forbearance from Restrictions on  Rights of Holders of Notes) as follows:

“SECTION 4.17.  Incurrence of Debt and Issuance of Preferred Stock.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise (including by operation of law), with respect to (collectively, “Incur”) any Debt (including Acquired Debt) and shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company and the Guarantors may Incur Debt (including Acquired Debt), and the Company and the Guarantors may guarantee such Debt, if immediately after the Incurrence of such Debt, both (i) prior to the Distribution Date, the Consolidated EBITDA to Consolidated Interest Ratio for the most recent four full fiscal quarter period for which consolidated financial statements of the Company and its Restricted Subsidiaries are, or should have been, available in accordance with the Transaction Documents is 2.00 to 1.00 or greater (this test is referred to herein as the “Interest Coverage Test”), and (ii) the Consolidated Adjusted Debt to Adjusted EBITDA Ratio is less than (A) 5.00 to 1.00 if such Incurrence occurs on or prior to December 31, 2005 or (B) 4.50 to 1.00 if such Incurrence occurs on or after January 1, 2006 (the test set forth in sub-paragraph (ii) hereof is referred to herein as “Leverage Test”).  For the purpose of the calculation of the Leverage Test (both before and after the Distribution Date) and, prior to the Distribution Date, the Interest Coverage Test, with respect to any period included in such calculation, Consolidated EBITDA, the components of Consolidated Interest Expense, and Consolidated Adjusted Debt and Capital Expenditures shall be calculated with respect to such period by the Company in good faith on a pro forma basis (including and consistent with Permitted Adjustments), giving effect to any acquisition, Asset Disposition or Incurrence or redemption or repayment of Debt that has given rise to the need for such calculation, has occurred during such period or has occurred after such period and on or prior to the date of such calculation (each a “Subject Transaction”), including, with regards to acquisitions and Asset Dispositions, by using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Company and its Restricted Subsidiaries which shall be reformulated as if such Subject Transaction, and any Debt Incurred or redeemed or repaid in connection therewith, had been consummated or Incurred or redeemed or repaid at the beginning of such period (and assuming that such Debt bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding revolving loans under the Amended Credit Agreement Incurred during such period).

(b)           The foregoing provisions shall not apply to:

(i) the Incurrence by the Company  and its Restricted Subsidiaries of the Existing Debt (including, without limitation, all pay-in-kind interest under this Indenture);

(ii) the Incurrence by the Company and its Restricted Subsidiaries of the Debt represented by the 16% Notes and the Guarantees (including the Exchange Guarantees) thereof, as the case may be;

(iii) the Incurrence by the Company or any of its Restricted Subsidiaries of Debt represented by (A) Capitalized Lease Obligations, mortgage financings or purchase money Debt, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction, repair, addition to or improvement of property, plant or equipment used in the business of the Company or such Sub, in an aggregate principal amount, together with the principal amount of all Debt incurred pursuant to clause (xx) below, not to exceed (without duplication) the Applicable Capital Lease Amount at any one time outstanding and (B) other short-term purchase money Debt the term of which does not exceed six (6) months, in an aggregate principal amount not to exceed (without duplication) $10,000,000 at any one time outstanding;

(iv) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, Refinance, renew, replace, defease or refund, Debt that was permitted by this Indenture to be Incurred by the Company or such Restricted Subsidiary;

(v) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Debt (A) between or among the Company and any Wholly Owned Restricted Subsidiaries of the Company and CBW (provided that, in the case of Debt incurred by CBW, such intercompany Debt shall not exceed $300,000,000 at any time outstanding) and (B) consisting of debits and credits among the Company and its Restricted Subsidiaries pursuant to the Centralized Cash Management System; provided, however, that (1) any intercompany Debt which is borrowed by the Company or a Restricted Subsidiary from a Restricted Subsidiary that is not a Guarantor shall be expressly subordinated to the 16% Notes and (2) (x) any subsequent issuance or transfer of Capital Stock that results in any such Debt being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or CBW, or (y) any sale or other transfer of any such Debt to a Person other than the Company, a Wholly Owned Restricted Subsidiary of the Company or CBW, or a lender or agent upon exercise of remedies under a pledge of such Debt under the Credit Documents, shall be deemed, in each case of the foregoing clauses (2)(x) and (y), to constitute an Incurrence of such Debt by the Company or such Restricted Subsidiary, as the case may be;

(vi) the Incurrence by the Company or any of its Restricted Subsidiaries of Interest Swap Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Indenture to be outstanding;

(vii) the Incurrence by the Company and its Restricted Subsidiaries of Debt evidenced by the Credit Documents (and the Guarantees thereof by the Company and the Company’s Subs) in a principal amount not exceeding $1,705,041,000 less the amount of all term loan repayments and permanent reductions of term and revolving loan commitments actually made under the Amended Credit Agreement; provided that, to the extent that the loans under the Amended Credit Agreement are repaid (and corresponding commitments are permanently reduced) with the proceeds of the New Notes (as defined in the Amended Credit Agreement) other than the 16% Notes and such New Notes were Incurred pursuant to this clause (vii), such repayment shall not reduce the aggregate amount of Debt permitted to be Incurred pursuant to this clause (vii); and, provided, further, that, notwithstanding the limitations set forth in this clause (vii), in the event of any permanent reduction or repayment of the Amended Credit Agreement’s revolving facility, the Company and its Restricted Subsidiaries shall have the right to obtain additional commitments under, and extend the maturity of, such revolving facility (and Incur additional revolving Debt pursuant to such additional commitments) in an amount not exceeding the amount of such permanent reduction; provided that the aggregate amount of all such additional commitments obtained by the Company and its Restricted Subsidiaries since the date of the 16% Notes Indenture does not exceed $100,000,000;

(viii) the Incurrence by the Company or any of its Restricted Subsidiaries of Debt under Currency Agreements;

(ix) the Incurrence by the Company or any of its Restricted Subsidiaries of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business;

(x) the Incurrence by the Company or any of its Restricted Subsidiaries of Debt of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the Ordinary Course of Business;

(xi) the Incurrence by the Company or any of its Restricted Subsidiaries of Debt in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, completion guarantees, letters of credit surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations Incurred in the Ordinary Course of Business;

(xii) the Guarantee by the Company or any of its Restricted Subsidiaries of Debt of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this Section 4.17;

(xiii) Debt arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with an Asset Disposition permitted by this Indenture or an acquisition or other sale or disposition of assets permitted under the 16% Notes Indenture;

(xiv) Debt arising from agreements of the Company or a Restricted Subsidiary of the Company (including the Exchange and Registration Rights Agreement, and similar contractual undertakings) providing for indemnification and payment of expenses relating to the registration under the Securities Act of the sale of Capital Stock of the Company or the 16% Notes;

(xv) Debt permitted to be Incurred by Section 5.11 of the 16% Notes Indenture;

(xvi) the Incurrence of Debt by the Company as a result of its indemnification obligations permitted pursuant to Sections 5.06(c) and 5.06(d) of the 16% Notes Indenture;

(xvii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(xviii) Debt of a Restricted Subsidiary that is not a Guarantor Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Debt Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Sub of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Debt pursuant to Section  4.17(a) after giving effect to the Incurrence of such Debt pursuant to this clause (xviii);

(xix) the Incurrence by the Company of unsecured short-term Debt in the Ordinary Course of Business in the form of swing lines of credit and overdraft protection lines of credit in an aggregate principal amount not to exceed

$20,000,000; provided that the amount of Debt permitted to be incurred pursuant to clause (vii) above shall be reduced by the amount of Debt outstanding pursuant to this clause (xix);

(xx) in the case of CBT, the Incurrence by CBT of Debt to finance Capital Expenditures mandated by the Ohio, Indiana or Kentucky Public Utilities Commission; provided that (x) at the time such Capital Expenditures must be made, CBT is not permitted to Incur Debt under any other provision of this Section 4.17 and does not have sufficient internally-generated funds to make such Capital Expenditures and (y) the aggregate amount of such Debt at any one time outstanding, together with all Debt outstanding pursuant to Section 4.17(b)(iii)(A) does not exceed the Applicable Capital Lease Amount;

(xxi) the Incurrence of Attributable Debt with respect to Sale and Leaseback Transactions by CBW and CBT of towers and associated equipment, cabling, antennae and other appurtenances thereto, in each case, used in the operation of CBW’s wireless business; provided that the proceeds of such Debt shall be used to prepay Debt under the Amended Credit Agreement in accordance with Section 4.18;

(xxii) in the case of CBW Co., the incurrence of Debt secured by, and recourse only to, the Spectrum Assets not to exceed $60,000,000 in aggregate principal amount at any time outstanding; provided that the proceeds of such Debt shall be used to prepay Debt under the Amended Credit Agreement;

(xxiii) the Incurrence on the 16% Notes Closing Date of the Alternative Mezzanine Debt in an aggregate original issue price together with the 16% Notes not to exceed $350,000,000;

(xxiv) the Incurrence by the Company and its Restricted Subsidiaries of Debt in an aggregate principal amount not to exceed $50 million at any one time; and

(xxv) the Incurrence by the Company and its Restricted Subsidiaries of Debt in an aggregate principal amount not to exceed $100 million at any one time outstanding; provided that the aggregate principal amount of Debt incurred and outstanding pursuant to this clause (xxv) shall not exceed the net proceeds received by the Company or its Restricted Subsidiaries since March 26, 2003, from the sale of Capital Stock (other than Disqualified Capital Stock or cash pay Preferred Stock having a dividend rate materially in excess of market rates for similar securities issued by similarly situated companies).

(c)           For purposes of determining compliance with this Section 4.17, in the event that an item of Debt meets the criteria of more than one of the categories of Debt described in clauses (i) through (xxv) of the immediately preceding paragraph or is entitled to be Incurred pursuant to Section 4.17(a), the Company shall, in its sole discretion, classify (or later reclassify) such item of Debt in any manner that complies with Section 4.17 and will only be required to include the amount and type of such Debt in one of such clauses of Section 4.17(b) or pursuant to Section 4.17(a). Accrual of interest, accretion of accreted value, amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms as the Debt on which such interest is being paid and any other issuance of securities paid-in-kind shall not be deemed to be an Incurrence of Debt for purposes of Section 4.17. In addition, the Company may, at any time, change the classification of an item of Debt (or any portion thereof) to any other clause of Section 4.17(b) or to Debt properly Incurred under Section 4.17(a) provided that the Company would be permitted to Incur such item of Debt (or portion thereof) pursuant to such other clause of Section 4.17(b) or Section 4.17(a), as the case may be, at such time of reclassification.

(d)           Notwithstanding paragraphs (a) and (b) above, for so long as any 16% Notes remain outstanding, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur or permit to exist any Debt that is subordinate or junior in ranking in any respect to the 16% Notes, unless such Debt specifically provides that such Debt is to rank pari passu with the Notes in right of payment or is expressly subordinated in right of payment to the Notes; provided that the foregoing provisions of this clause (d) shall not apply to Debt Incurred pursuant to Sections 4.17(b) (xxiv) or (xxv).”

(b)  Insertion of new Section 4.18 (Asset Dispositions).  A new Section 4.18 (Asset Dispositions) is hereby inserted immediately following Section 4.17 (Incurrence of Debt and Issuance of Preferred Stock) as follows:

“SECTION 4.18.  Asset Dispositions.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by the provisions of Article 10 and not by the provisions of this Section 4.18) unless all of the following conditions are met: (i) the aggregate fair market value of assets sold or otherwise disposed of in Asset Dispositions in any fiscal year of the Company does not exceed $50,000,000; provided that the limitation of this clause (i) shall not apply to: (1) Asset Dispositions that do not involve CBT Assets, the Net Proceeds of which are applied substantially concurrently with the receipt thereof, in accordance with clause (c) below; (2) Asset Dispositions by CBT of towers and associated equipment, cabling, antennae and other appurtenances thereto, in each case, used in the operations of CBW’s wireless business, so long as the Net Proceeds of such Asset Dispositions are applied substantially concurrently with the receipt thereof, in accordance with clause (c) below; and (3) Permitted Asset Swaps; (ii) the consideration received is at least equal to the fair market value of such assets (except as the result of (x) any foreclosure or sale by the lenders under the Credit Documents or (y) Net Proceeds received from an insurer or a Governmental Authority, as the case may be, in the event of loss, damage, destruction or condemnation); (iii) in the case of Asset Dispositions that are not Permitted Asset Swaps, at least 80% of the consideration received is cash or Cash Equivalents; and (iv) prior to the Distribution Date, no Default or Event of Default then exists or shall result from such Asset Disposition; provided, however, that the amount of (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to any arrangement releasing the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the Asset Disposition (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

(b)           Subject to clause (a)(i) above, within 365 days after the receipt of any Net Proceeds from an Asset Disposition, the Company or the Restricted Subsidiary making such Asset Disposition, as the case may be, may, at its option, apply such Net Proceeds (i) to permanently reduce Senior Debt or any Debt of the Restricted Subsidiaries of the Company, or to purchase the Notes (with the consent of the Holders thereof to the extent required) or Debt ranking pari passu with the Notes (and to correspondingly reduce commitments with respect thereto, to the extent applicable) or (ii) to the acquisition of a controlling interest in another business, the making of Capital Expenditures or the investment in or acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company and its Subs engaged in at the time such assets were sold or in a business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit Debt under the Amended Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the 16% Notes Indenture. Any Net Proceeds from Asset Dispositions that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds in any fiscal year $5,000,000, the Company shall make an Asset Sale Offer pursuant to Section 4.19 to purchase the maximum Accreted Value of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding Accreted Value thereof, plus accrued and unpaid interest, thereon to the date of purchase, in accordance with the procedures set forth in Section 4.19; provided, however, that if the Company elects (or is required by the terms of any other pari passu Debt), such Asset Sale Offer may be made ratably to purchase the Notes and other pari passu Debt of the Company. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

(c)           Subject to clause (a)(i) above, Net Proceeds from Asset Dispositions in excess of the $50,000,000 per fiscal year limitation set forth in Section 4.18(a)(i) shall be applied, substantially concurrently with the receipt thereof, to permanently reduce Senior Debt. Any such Net Proceeds remaining after all Senior Debt has been permanently repaid shall constitute the Excess Proceeds with respect to which an Asset Sale Offer pursuant to Section 4.19 shall be made as provided in the foregoing clause (b).

(d)           Notwithstanding anything herein to the contrary, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition involving any Capital Stock of CBT or any of CBT’s Restricted Subsidiaries, other than pursuant to a transaction governed by the provisions of Article 10.”

(c)  Insertion of  a new Section 4.19 (Offer to Purchase by Application of Excess Proceeds).  A new Section 4.19 (Offer to Purchase by Application of Excess Proceeds) is hereby inserted immediately following Section 4.18 (Asset Dispositions) as follows:

“SECTION 4.19.  Offer to Purchase by Application of Excess Proceeds.

(a)           In the event that, pursuant to Section 4.18, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified in this Section 4.19.  Each Asset Sale Offer shall remain open for not less than ten (10) Business Days nor more than sixty (60) days immediately following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”).

(b)           Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders which shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 4.19 and Section 4.18 and the length of time the Asset Sale Offer shall remain open,

(ii) the Offer Amount and the Purchase Date;

(iii) that Holders electing to have a Note purchased pursuant to any Asset Sale offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed to the Company at the address specified in the notice at least three Business Days before the Purchase Date;

(iv) that Holders shall be entitled to withdraw their election if the Company receives, not later than the second Business Day prior to the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(v) other information required to be included pursuant to this Indenture.

(c)           On or before the Business Day immediately after the termination of the Offer Period (the “Purchase Date”), the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, Notes or portions thereof tendered pursuant to the Asset Sale Offer with an Accreted Value equal to the Accreted Value required to be purchased pursuant to Section 4.18 plus accrued and unpaid interest, if any, thereon to the Purchase Date (the “Offer Amount”) or, if the Accreted Value of Notes tendered is less than the Offer Amount, the Company shall purchase all Notes tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.  The Company shall promptly (but in any case not later than five (5) Business Days after the Purchase Date) mail or deliver by wire transfer to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note and deliver it to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.”

SECTION 1.5.  Amendment to Section 6.1 (Events of Default Defined).  (a)  Clause (d) of Section 6.1 (Events of Default Defined) is hereby deleted in its entirety and replaced with the following:

“(d) prior to the Distribution Date, any representation, warranty, certification or statement made by the Company herein or in any statement or certificate at any time given by or on behalf of the Company in writing pursuant to this Indenture shall be false in any material respect (provided that the representations and warranties qualified by materiality or Material Adverse Effect shall not be false in any respect) on the date as of which made; or”

(b)  Clause (f) of Section 6.1 (Events of Default Defined) is hereby amended by inserting the following immediately before the word “or” at the end thereof:

“provided that for purposes of this Section 6.1(f), none of Broadwing Communications Inc. or any of its Subsidiaries shall be deemed to be Significant Subsidiaries;”

(c)  Clause (g) of Section 6.1 (Events of Default Defined) is hereby amended by inserting the following immediately before the word “or” at the end thereof:

“provided that for purposes of this Section 6.1(g), none of Broadwing Communications Inc. or any of its Subsidiaries shall be deemed to be Significant Subsidiaries;”

SECTION 1.6.  Amendment to Section 10.1 (Consolidation and Merger of the Company and Sale or Conveyance Permitted).  (a)  Clause (a) of Section 10.1

(Consolidation and Merger of the Company and Sale or Conveyance Permitted) is hereby deleted in its entirety and replaced with the following:

“(a)  the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplemental indenture thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the Obligations of the Company under the Notes and this Indenture;”

(b)  Clause (b) of Section 10.1 (Consolidation and Merger of the Company and Sale or Conveyance Permitted) is hereby deleted in its entirety and replaced with the following:

“(b)  immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Restricted  Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing under this Indenture; and”

(c)  A new clause (c) of Section 10.1 (Consolidation and Merger of the Company and Sale or Conveyance Permitted) is hereby inserted immediately following clause (b) of Section 10.1 (Consolidation and Merger of the Company and Sale or Conveyance Permitted) as follows:

“(c)  immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Debt pursuant to Section 4.17(a) if it were deemed to be the Company thereunder.”

(d)  Section 10.1 (Consolidation and Merger of the Company and Sale or Conveyance Permitted) is hereby amended by inserting the following sentence at the end thereof:

“Neither the consummation of the BCI Sale nor any other sale of the operating assets of BCI and/or its Subs shall constitute a sale or conveyance of the property of the Company as an entirety or substantially as an entirety for purposes of this Section 10.1. “

SECTION 1.7.  Amendment to Section 13.1 (Optional Redemption).  Clause (a) of Section 13.1 (Optional Redemption) is deleted in its entirety and replaced with the following:

“(a) The Company may redeem (the “Optional Redemption”) all of the Notes, or any portion of the Notes in minimum multiples of $100,000,000 of original issue price, at any time on or after July 21, 2005, at the following redemption prices (each, an “Optional Redemption Price”) expressed in percentages of the Accreted Value of the Note on the redemption date, plus accrued and unpaid interest to the date of redemption, subject to the right of the Holder of the Note of record on the relevant record date to receive interest on the relevant Interest Payment Date:

Period	Redemption Price
From July 21, 2005 through July 20, 2006	104.500%

From July 21, 2006 through July 20, 2007	102.250%

From July 21, 2007 through July 20, 2008	101.125%

From July 21, 2008 and thereafter	100.000%”

SECTION 1.8.  Trustee’s Acceptance.  The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

Exchange of Notes

SECTION 2.1.  Exchange of Notes for New Notes.  Upon the effectiveness of this Supplemental Indenture, the Trustee will exchange (the “Exchange”) any Notes held by it in global form as depositary for a like aggregate original issue price of new Notes in global form in the form of Appendix  A hereto (the “New Notes”).  Any Holder that holds Notes in certificated form may participate in the Exchange and receive a like aggregate original issue price of New Notes in certificated form by surrendering such Notes at the office or agency maintained by the Company as provided in Section 4.2 of the Indenture and otherwise complying with the procedures set forth in Section 2.8 of the Indenture.

ARTICLE III

Representations and Warranties of the Company

Except as expressly disclosed in the Company SEC Documents (as defined in the Investment Agreement) filed since January 1, 2001 and publicly available prior to the date of this Supplemental Indenture, the Company represents and warrants to each Oak Hill Purchaser and the Trustee as follows:

SECTION 3.1.  Organization, Standing And Corporate Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect (as defined in the Indenture) on the Company.

SECTION 3.2.  Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Supplemental Indenture and to consummate the transactions contemplated by this Supplemental Indenture. The execution and delivery of this Supplemental Indenture by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Supplemental Indenture has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Supplemental Indenture does not, and the consummation of the transactions contemplated by this Supplemental Indenture and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Amended Articles of Incorporation or Amended Regulations of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) assuming the consummation of an amendment to the Credit Agreement that permits the consummation of this Supplemental Indenture, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect (as defined in the Indenture) on the Company, (y) impair the ability of the Company to perform its obligations under this Supplemental Indenture, or (z) prevent or materially delay the consummation of the transactions contemplated by this Supplemental Indenture. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Supplemental Indenture by the Company or the consummation by the Company of the transactions contemplated hereby, except for (1) such filings under the Exchange Act as may be required in connection with this Supplemental Indenture and the transactions contemplated hereby and except for such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to (x) have a Material Adverse Effect (as defined in the Investment Agreement) on the Company, (y) impair the ability of the Company to perform its obligations under this Supplemental Indenture or (z) prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 3.3.  Compliance with Applicable Laws.  The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the “Company Permits”) which are required for them to own, lease or operate their assets and to carry on their businesses.  The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations.  No action, demand, requirement or investigation by any Governmental Entities and no suit, action or proceeding by any person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties, is pending or, to the Knowledge (as defined in the Investment Agreement) of the Company, threatened.

SECTION 3.4.  Brokers. No broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC, the fees, commissions and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Supplemental Indenture, based upon arrangements made by or on behalf of the Company.

SECTION 3.5.  Transaction Documents.  The copies of the Transaction Documents delivered to the Trustee and the Oak Hill Purchasers by the Company were true, correct and complete copies of such documents when delivered and any amended or supplemented copies of Transaction Documents delivered to the Trustee and the Oak Hill Purchasers by the Company will be true, correct and complete copies of such documents when delivered.

ARTICLE IV

Representations and Warranties of the Oak Hill Purchasers

Each of the Oak Hill Purchasers, severally but not jointly, represents and warrants to the Company and the Trustee as follows:

SECTION 4.1.  Organization, Standing And Corporate Power.  Each such Oak Hill Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

SECTION 4.2.  Authority; Noncontravention.  Each such Oak Hill Purchaser has the requisite corporate or other power and authority to enter into this Supplemental Indenture and to consummate the transactions contemplated hereby (including the Exchange by such Oak Hill Purchaser of the Notes for New Notes).  The execution and delivery of this Supplemental Indenture by the Company and the consummation by such Oak Hill Purchaser of the transactions contemplated by this Supplemental Indenture (including the Exchange by such Oak Hill Purchaser of the Notes for New Notes) have been duly authorized by all necessary corporate or other action on the part of such Oak Hill Purchaser.  This Supplemental Indenture has been duly executed and delivered by such Oak Hill Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of such Oak Hill Purchaser, enforceable against such Oak Hill Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles.  No consent, approval, order or authorization of, action  by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Oak Hill Purchaser in connection with the execution and delivery of this Supplemental Indenture by the Oak Hill Purchaser or the consummation by the Oak Hill Purchaser of the transactions contemplated by this Supplemental Indenture (including the Exchange by such Oak Hill Purchaser of the Notes for New Notes), except for (i) filings under the Exchange Act and (ii) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to (x) have a Material Adverse Effect (as defined in the Investment Agreement) on the Oak Hill Purchaser, (y) impair the ability of the Oak Hill Purchaser to perform its obligations under this Supplemental Indenture (including the Exchange by such Oak Hill Purchaser of the Notes for New Notes) or the or (z) prevent or materially delay the consummation of the transactions contemplated by this Supplemental Indenture  (including the Exchange by such Oak Hill Purchaser of the Notes for New Notes).

SECTION 4.3.  Brokers.  No broker, investment banker, financial advisor or other person, the fees, commissions and expenses of which will be paid by such Oak Hill Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Supplemental Indenture, based upon arrangements made by or on behalf of the Oak Hill Purchaser.

SECTION 4.4.  Securities Act Representation.  Such Oak Hill Purchaser is an “accredited investor” as defined in Rule 501 promulgated under Regulation D under the Securities Act.  Such Oak Hill Purchaser will acquire the New Notes to be issued pursuant to the Exchange and all the Conversion Shares that may be issued upon conversion thereof for its own account for the purpose of investment and not with a view to a distribution or resale of any such securities in violation of any applicable Federal or state securities laws.  Such Oak Hill Purchaser will not offer to sell, sell or otherwise dispose of any New Notes or Conversion Shares in violation of applicable Federal or state securities laws.

SECTION 4.5.  Present Ownership.  (a)  Other than the New Notes to be issued pursuant to the Exchange and the Conversion Shares issuable upon the conversion thereof and the warrants to purchase shares of the Company’s Common Stock purchased by such Oak Hill Purchaser pursuant to the 16% Notes Purchase Agreement and the shares of Company Common Stock issuable upon the exercise thereof, such Oak Hill Purchaser does not beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, such term to have such meaning throughout this Agreement) any Voting Securities.

(b)  Each Oak Hill Purchaser beneficially owns currently outstanding Notes with an aggregate original issue price set forth next to such Oak Hill Purchaser’s name on Schedule 4.5 hereto.

ARTICLE V

Miscellaneous

SECTION 5.1.  Interpretation.  Upon execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture will control.  The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Notes.  In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

SECTION 5.2.  Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

SECTION 5.3.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.4.  Terms Defined in the Indenture.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 5.5.  Headings.  The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 5.6.  Benefits of Supplemental Indenture, etc.  Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

SECTION 5.7.   Successors.  All agreements of the Company in this Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 5.8.  Trustee Not Responsible for Recitals.  The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes.

SECTION 5.9.  Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 5.10.  Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 5.11.  Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, each party hereto has caused this Supplemental Indenture to be signed by its officer thereunto duly authorized as of the date first written above.

BROADWING INC.,

by

/s/ Mark W. Peterson
	Name:	Mark W. Peterson
	Title:	Vice President & Treasurer

THE BANK OF NEW YORK, as Trustee,

by

/s/ Paul Schmalzel
	Name:	Paul Schmalzel
	Title:	Vice President

Accepted and agreed as of
the date first written above:

OAK HILL CAPITAL PARTNERS, L.P.

By:	OHCP GenPar, L.P.,
its general partner

By:	OHCP MGP, LLC,
its general partner

By:	/s/ J. Taylor Crandall
	Name:	J. Taylor Crandall
Title:

OHCP OCEAN I, LLC

By:	OHCP AIV I (Cayman), Ltd.,
its member

By:	/s/ J. Taylor Crandall
	Name:	J. Taylor Crandall
Title:

OHCP OCEAN III, LLC

By:	Oak Hill Capital Partners, L.P.,
its member

By:	OHCP GenPar, L.P.,
its general partner

By:	OHCP MGP, LLC,
its general partner

By:	/s/ J. Taylor Crandall
	Name:	J. Taylor Crandall
Title:

OHC OCEAN IV, LLC

By:	Oak Hill Capital Management Partners, L.P.,
its member

By:	OHCP GenPar, L.P.,
its general partner

By:	OHCP MGP, LLC,
its general partner

By:	/s/ J. Taylor Crandall
	Name:	J. Taylor Crandall
Title:

OHCP OCEAN V, LLC

By:	OHCP Ocean II, LLC,
its member

By:	OHCP GenPar, L.P.,
its managing member

By:	OHCP MGP, LLC,
its general partner

By:	/s/ J. Taylor Crandall
	Name:	J. Taylor Crandall
Title:

OAK HILL SECURITIES FUND, L.P.

By:	Oak Hill Securities GenPar, L.P.,
its general partner

By:	Oak Hill Securities MGP, Inc.,
its general partner

By:
Name:
Title:

OAK HILL SECURITIES FUND II, L.P.

By:	Oak Hill Securities GenPar II, L.P.,
its general partner

By:	Oak Hill Securities MGP II, Inc.,
its general partner

By:
Name:
Title:

OHCP AIV I, L.P.

By:	OHCP GenPar, L.P.,
its general partner

By:	OHCP MGP, LLC,
its general partner

By:	/s/ J. Taylor Crandall
	Name:	J. Taylor Crandall
Title:

APPENDIX A

[FORM OF NOTE]

[FACE]

[DTC Legend]

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREAS. REG. § 1.1275-3:

THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT.

TREASURER (513-397-9900), AS A REPRESENTATIVE OF THE ISSUER, WILL MAKE AVAILABLE ON REQUEST TO HOLDERS OF THIS DEBT INSTRUMENT THE FOLLOWING INFORMATION:  ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.

NO.	$

BROADWING INC.

(f/k/a Cincinnati Bell Inc.)

CUSIP NO.

6.75% CONVERTIBLE SUBORDINATED NOTE

DUE 2009

BROADWING INC. (f/k/a Cincinnati Bell Inc.), an Ohio corporation (herein referred to as the “Company”), for value received, hereby promises to pay to [  ], or registered assigns, at the office or agency of the Company in the City of Cincinnati, State of Ohio, or at the option of the registered holder, at the office or agency of the Company in the Borough of Manhattan, The City of New York, State of New York, the Full Accreted Value (as defined herein) of this Note on July 21, 2009 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay or accrete interest, at the rate set forth on the reverse hereof, until payment of said principal sum has been made or duly provided for; provided however, that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto at such address as it shall appear on the Note Register.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the appropriate certificate or authentication hereon shall have been executed by or on behalf of the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Broadwing Inc., has caused this Instrument to be signed by its duly authorized officers, by a facsimile of each of their signatures.

BROADWING INC.,

By

Name:
Title:

2

[FORM OF CERTIFICATE OF AUTHENTICATION]

This is one of the Notes of the issue designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, AS TRUSTEE,

By

Authorized Signatory

Date:

[FORM OF NOTE]

[REVERSE]

BROADWING INC.

(f/k/a Cincinnati Bell Inc.)

6.75% CONVERTIBLE SUBORDINATED NOTE

DUE 2009

This Note is one of a duly authorized issue of Notes of the Company designated as set forth on the face (herein referred to as the “Notes”), limited to the aggregate original issue amount of $400,000,000, all issued or to be issued under and pursuant to an indenture dated as of July 21, 1999, as amended or supplemented (herein referred to as the “Indenture”), duly executed and delivered by the Company and The Bank of New York, as Trustee (herein referred to as the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Notes.

Capitalized terms not otherwise defined in this Note shall have the meanings ascribed to them in the Indenture.

In case of an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the Accreted Value hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, subject to the exceptions therein provided, that the Company and the Trustee, with the consent of the holders of not less than 51% in aggregate Accreted Value of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Notes.  It is also provided in the Indenture that the majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the holders of all of the Notes waive any past default under the Indenture and its consequences.  Any such consent or waiver by the holder of any Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of such Note and of any Note issued upon the transfer thereof or in exchange or substitution therefor, irrespective of whether or not any notation of such consent or waiver is made upon such Note or such other Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal or Accreted Value of (and premium, if any) and interest on this Note at the places, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are issuable as registered Notes without coupons in denominations of $1,000 in original price and any integral multiple of $1,000.  At either of the offices or agencies of the Company referred to on the face hereof and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged without a service charge for a like aggregate principal amount of Notes of other authorized denominations.

The Company promises to pay cash interest on this Note at the rate and in the manner specified below.  Prior to July 21, 2004 (the “Partial Accretion Date”), cash interest will not accrue or be payable on this Note, but this Note will accrete on a daily basis, compounded semi-annually on January 21 and July 21 of each year, at the rate of 6.75% per annum of the Accreted Value of this Note from the date of issuance of this Note through March 26, 2003, at the rate of 9.00% per annum of the Accreted Value of this Note of the Accreted Value of this Note from March 27, 2003 through the Partial Accretion Date and at the rate of 2.25% per annum of the Accreted Value of this Note from the Partial Accretion Date through the Full Accretion Date.  On the Partial Accretion Date, the Accreted Value of each $1,000 of original issue amount of this Note will be equal to $1,434.14.  On the Full Accretion Date, the Accreted Value of each $1,000 of original issue amount of this Note will be equal to $1,603.90, as adjusted as described in the definition of the term “Accreted Value” if the Company elects the Cash Interest Option (the “Full Accreted Value”).  From the Partial Accretion Date, interest on this Note will accrue on $1,393.65 for each $1,000 of original issue price of this Note at the rate of 6.75% per annum (the “Cash Pay Interest”) from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from the Partial Accretion Date.  Beginning on the Partial Accretion Date, the Company, at its option, may elect (the “Cash Interest Option”), on any date following the Partial Accretion Date (the “Cash Interest Option Date”), to pay cash interest (the “Optional Cash Pay Interest”) in lieu of all or any accretion on the Notes since the Partial Accretion Date, in which case the Accreted Value of the Notes shall be adjusted as described in the definition of the term “Accreted Value.”  The Company will pay, in cash, such Cash Pay Interest or Optional Cash Pay Interest, as the case may be, semiannually, in the case of Cash Pay Interest in arrears, on January 21 and July 21 of each year (each an “Interest Payment Date”), commencing on (x) January 21, 2005, in the case of Cash Pay Interest, or (y) on the Interest Payment Date next succeeding the Cash Interest Option Date, in the case of Optional Cash Pay Interest, or if any such day is not a Business Day on the next succeeding Business Day, to the holders of record at the close of business on the January 6 or July 6 immediately preceding the Interest Payment Date (a “Regular Record Date”), except that interest not so punctually paid or duly provided for, if any, will be paid to the person in whose name this Note is registered as of the close of business on a special record date to be fixed by the Company (a “Special Record Date”), notwithstanding the subsequent cancellation of this Note prior to such Interest Payment Date.  Upon any conversion of this Note or any portion thereof into Common Stock following the Partial Accretion Date, only if such conversion occurs (x) following any notice by the Company of its option to redeem this Note under Section 13.1 of the Indenture, (y) in connection

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with a Change of Control or (z) on or after the Record Date and prior to the applicable Interest Payment Date, the Company will pay, in cash, any accrued and unpaid interest on this Note (or the portion being converted).  Accretions and interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes may be represented by one or more global Notes deposited with the Depository Trust Company (“DTC”) and registered in the name of the nominee of DTC, with certain limited exceptions.  So long as DTC or any successor depository or its nominee is the registered Holder of a global Note, DTC, such depository or such nominee, as the case may be, will be considered to be the sole Holder of the Notes for all purposes of the Indenture.  Except as provided below, an owner of a beneficial interest in a global Note will not be entitled to have Notes represented by such global Note registered in such owner’s name, will not receive or be entitled to receive physical delivery of the Notes in certificated form and will not be considered the owner or Holder thereof under the Indenture.  Each person owning a beneficial interest in a global Note must rely on DTC’s procedures and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.  If the Company requests any action of Holders or if an owner of a beneficial interest in a global Note desires to take any action that a Holder is entitled to take under the Indenture, DTC will authorize the participants holding the relevant beneficial interests to give or take such action, and such participants will otherwise act upon the instructions of beneficial owners holding through them.

If at any time DTC notifies the Company that it is unwilling or unable to continue as depository for the global Note or Notes or if at any time DTC ceases to be a clearing agency registered under the Security Exchange Act of 1934, as amended, if so required by applicable law or regulation, the Company shall appoint a successor depository with respect to such global Note or Notes.  If a successor depository for such global Note or Notes is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such unwillingness, inability or ineligibility or the Company, in its sole discretion, determines at any time that all Outstanding Notes (but not less than all) issued or issuable in the form of one or more global Notes shall no longer be represented by such global Notes, then the Company shall execute, and the Trustee shall authenticate and deliver, definitive Notes of like series, rank, tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such global Note or Notes.  If any beneficial owner of an interest in a permanent global Note is otherwise entitled to exchange such interest for Notes of such series and of like tenor and principal amount of another authorized form and denomination, as contemplated by the Indenture and provided that any applicable notice provided in the permanent global Note shall have been given then the Company shall execute, and the Trustee shall authenticate and deliver, definitive Notes in aggregate principal amount equal to the principal amount of such beneficial owner’s interest in such permanent global Note.

Upon the exchange of a Note in global form for Notes in certificated form, such Note in global form shall be canceled by the Trustee.  Notes in certificated form issued in exchanged for a Note in global form shall be registered in such names and in

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such authorized denominations as the Depositary for such Note in global form, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee.  The Trustee shall deliver such Notes to the Persons in whose names such Notes are so registered.

This Note shall be subject to the provisions regarding redemption and repurchase set forth in Article Thirteen of the Indenture.

This Note shall be convertible into shares of Common Stock in accordance with Article Fourteen of the Indenture.

This Note is subordinated to all Senior Debt.  To the extent provided in Article Eleven of the Indenture, Senior Debt must be paid before principal or Accreted Value, premium, if any, or interest on, this Note may be paid.  The Company and the Holder of this Note, by accepting this Note, agree to the subordination provisions contained in Article Eleven of the Indenture.

None of the Company, the Trustee, any Paying Agent or the Note Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in this Note in global form or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any depository, as a Holder, with respect to this Note in global form or impair, as between such depository and owners of beneficial interests in such global Note, the operation of customary practices governing the exercise of the rights of such depository (or its nominee) as Holder of such global Note.

No recourse shall be had for the payment of the principal of (or premium, if any) or the interest on this Note or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer, director or employee, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall be deemed a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of said State.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.19 (Application of Excess Proceeds from Sale of Assets) of the Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.19 of the Indenture, state the aggregate Accreted Value ($1,000 or a multiple thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature
Guarantee

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

[END OF FORM OF NOTE]

SCHEDULE 4.5

OAK HILL PURCHASERS OWNERSHIP OF THE NOTES

Oak Hill Purchaser	Aggregate Original Issue Price

OHCP Ocean I, LLC	$40,441,375

OHCP Ocean III, LLC	$234,200,255

OHCP Ocean IV, LLC	$9,100,000

OHCP Ocean V, LLC	$41,258,370

Oak Hill Securities Fund, L.P.	$37,500,000

Oak Hill Securities Fund II, L.P.	$37,500,000

Total	$400,000,000